Exhibit 99.1

For Immediate Release

The Coast Distribution System, Inc. Reports Third Quarter 2011 Results

MORGAN HILL, Calif. , Nov. 14, 2011 — The Coast Distribution System, Inc. (NYSE Amex: CRV), one of North America’s largest aftermarket suppliers of replacement parts, accessories and supplies for the recreational vehicle (RV), boating and outdoor recreation industries, today reported financial results for the third quarter ended September 30, 2011 .

Third Quarter 2011 vs. 2010

Coast reported net income of $0 .6 million, or $0.13 per diluted share for the third quarter of 2011, compared to net income of $0.7 million , or $0.14 per diluted share in the same quarter of 2010. Net sales for the quarter fell 2.0 percent, to $31.6 million, compared to net sales of $32.2 million in the third quarter of 2010. The decrease in net sales during the quarter was the result of the continued weakness in the economy and in consumer spending.

Gross profits declined by $200,000, resulting in a decrease in gross margin to 18.1 percent in the 2011 third quarter from 18.2 percent in the same quarter of 2010. The decrease in gross margin was the result of slightly higher shipping costs. Selling, general and administrative expenses decreased by $31,000, or 0.7 percent, to $4,703,000, compared to $4,734,000 in the same quarter in 2010. This slight improvement was primarily the result of several cost reductions, including a reduction in rent expense for the Company’s headquarters, which was renegotiated in the first quarter of 2011.

On the balance sheet, accounts receivable totaled $8.9 million, which was flat compared with the balance at the end of the third quarter of 2010. Inventories at September 30, 2011 were $28.2 million, an increase of $1.0 million compared with $27.2 million at September 30, 2010. The increase in inventory levels from the prior year was due primarily to an increase in inventory of the Company’s proprietary branded products. Long-term debt increased to $10.9 million, from $9.4 million a year ago, reflecting increased investments in working capital.

“We are pleased with our performance in the third quarter despite the continued softness in our industry, which resulted in a small decrease in the top line,” said Coast’s Chief Executive Officer Jim Musbach. “Even with these broader market challenges, we made progress in increasing the penetration of our branded products, and we began making inroads into a number of large retailers in the United States and Canada, which is a new area for us. We continue to take steps to increase sales, particularly through new supply relationships that should allow us to source from lower cost, high quality overseas suppliers. Overall, despite the adverse conditions, Coast performed well in the quarter, as our earnings held up in the face of industry weakness and our book value per diluted share increased to $6.77, which is more than double our current market value.”

Nine Months Ended September 30, 2011 vs. 2010

For the nine-month period ended September 30, 2011 , Coast reported net earnings of $553,000 , or $0.12 per diluted share, on net sales of $89.5 million , compared with net earnings of $1,865,000 , or $0.41 per diluted share, on net sales of $91.0 million in the same nine-month period of 2010. The decrease in net income was attributable to the decrease in net sales as a result of weaker economic conditions, combined with severe weather conditions affecting the northeastern United States and Canada in the first half of 2011, which led to decreased usage of RVs and boats by consumers in those areas.

About The Coast Distribution System

The Coast Distribution System, Inc. (www.coastdistribution.com) is one of North America’s largest wholesale aftermarket suppliers of replacement parts, supplies and accessories for the recreational vehicle (RV), pleasure boat and outdoor recreation markets. Coast supplies more than 11,000 products through 17 distribution centers located in the United States and Canada. Most of Coast’s customers consist of independently owned RV and marine dealers, supply stores and service centers. Coast is a publicly traded company, and its shares are listed on the NYSE Amex under the ticker symbol CRV.

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The Coast Distribution System / Page 2 of 3

Forward-Looking Information

Statements in this news release regarding our expectations and beliefs about our future financial performance and financial condition, as well as trends in our business and markets are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” The forward-looking statements in this news release are based on current information and, because our business is subject to a number of risks and uncertainties, our actual operating results and financial condition in the future may differ, possibly significantly, from the future financial performance and financial condition expected at the current time. Those risks and uncertainties include the possible occurrence of the following conditions or circumstances which could cause declines in our sales and operating results: Declines in discretionary income and loss of confidence among consumers regarding economic conditions, a tightening in the availability of and increases in the cost of consumer credit, increases in the costs of and shortages in the supply of gasoline, and unusually severe or extended winter weather conditions, all of which can adversely affect the willingness and ability of consumers to purchase and use RVs and boats and, therefore, their need for and willingness to purchase the products we sell. Moreover, the recent economic recession and credit crisis may have longer term consequences for our business and future financial performance, because they (i) have caused the closure or bankruptcies of a large number of RV and boating dealers which could significantly reduce the number of aftermarket customers who purchase products from us in the future; and (ii) may lead to changes in consumer spending and borrowing habits that could extend well beyond the economic recovery and, therefore, could result in longer term declines in purchases and the usage of RVs and boats by consumers and, consequently, also in their purchases of the products we sell. Additional risks include, but are not limited to, our dependence on bank borrowings to fund a substantial amount of our working capital requirements, which can make us more vulnerable to downturns in economic conditions; increases in price competition within our markets that could reduce our margins and, therefore, our earnings; and our practice of obtaining a number of our products from single-manufacturing sources, which could lead to shortages in the supply of products to us in the event any of our single source suppliers were to encounter production or other problems or terminate their product supply arrangements with us.

These risks and uncertainties, as well as other risks, are more fully described in Item 1A, entitled “Risk Factors,” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, which was filed with the Securities and Exchange Commission on March 31, 2011, and readers of this news release are urged to review the discussion of those risks and uncertainties in that Report.

Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of today’s date, or to make predictions based solely on historical financial performance. We also disclaim any obligation to update forward-looking statements contained in this news release or in the above referenced 2010 Annual Report whether as a result of new information, future events or otherwise, except as may be required by law or the rules of the American Stock Exchange.

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THE COAST DISTRIBUTION SYSTEM, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED INTERIM STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Net sales	$31,586	$32,245	$89,501	$90,994
Cost of sales, including distribution costs	25,880	26,381	73,595	73,474

Gross profit	5,706	5,864	15,906	17,520
Selling, general and administrative expenses	4,703	4,734	14,558	14,301

Operating income	1,003	1,130	1,348	3,219
Other (income) expense
Interest	128	141	427	444
Other	(39)	30	63	39

	89	171	490	483

Earnings before income taxes	914	959	858	2,736
Income tax provision	302	300	305	871

Net earnings	$612	$659	$553	$1,865

Basic earnings per share	$0.13	$0.15	$0.12	$0.42

Diluted earnings per share	$0.13	$0.14	$0.12	$0.41

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)

(Unaudited)

	September 30,	September 30,
	2011	2010
ASSETS
Cash	$5,864	$7,020
Accounts receivable, net	8,908	8,918
Inventories	28,180	27,173
Other current assets	1,772	2,010

Total Current Assets	44,724	45,121
Property, Plant & Equipment, net	1,437	1,852
Other Assets	2,622	2,576

Total Assets	$48,783	$49,549

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$3,273	$4,418
Accrued liabilities	3,342	3,543

Total Current Liabilities	6,615	7,961
Long-Term Debt	10,865	9,441
Total Stockholders’ Equity	31,303	32,147

Total Liabilities and Stockholder’s Equity	$48,783	$49,549